EXHIBIT  11


                   CE SOFTWARE HOLDINGS, INC., AND SUBSIDIARIES
              STATEMENT RE: COMPUTATION OF PER SHARE (LOSS) EARNINGS
                        (Not Covered by Auditors' Report)


Primary Earnings per Share Information:
                                           		*1997	        *1996 	      *1995
Weighted average
  number of shares
  outstanding during
  the year                                  1,104,736	   1,148,216	  1,147,903

Annualized additional
  shares due to stock
  options		                                         -	         289	      1,253

		                                          1,104,736   	1,148,505	  1,149,156

Net loss                                 	$(1,309,569) 	(1,398,567)  	(442,559)
Primary loss
  per share	                    	              $(1.19)	      (1.22)	      (.39)


Fully Diluted Earnings per Share
Information:

                                        	    	*1997	        *1996	       *1995
Weighted average
  number of shares
  outstanding during
  the year		                                1,104,736    1,148,216	  1,147,903

Annualized additional
  shares due to stock
  options	                                         	-         	603	      1,631

	                                          	1,104,736	   1,148,819   1,149,534

Net loss		                                $(1,309,569)  (1,398,567)	  (442,559)
Fully diluted loss
  per share		                                  $(1.19)      	(1.22)      	(.39)


* All share amounts and per share earnings amounts have been restated to reflect the effect of the 1 for 5 reverse stock split completed on June 30, 1997.